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                                                                    EXHIBIT 23.2

              Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-71264) and related Prospectus of Global Imaging Systems, Inc. for the registration of its common stock and to the incorporation by reference of our report dated May 11, 2001, with respect to the consolidated financial statements of Global Imaging Systems, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 2001 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission. We also consent to the use of our report dated May 11, 2001 in the prospectus supplement.


                                        /s/ Ernst & Young LLP

Tampa, Florida
January 28, 2002